Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: August 5, 2015

El Paso Electric Announces Second Quarter Financial Results

Overview

•
For the second quarter of 2015, El Paso Electric Company ("EE" or the "Company") reported net income of $21.1 million, or $0.52 basic and diluted earnings per share. In the second quarter of 2014, EE reported net income of $30.1 million, or $0.75 basic and diluted earnings per share.

•
For the six months ended June 30, 2015, EE reported net income of $24.5 million, or $0.61 basic and diluted earnings per share. Net income for the six months ended June 30, 2014 was $34.7 million, or $0.86 basic and diluted earnings per share.

“Despite the mild weather we experienced in the second quarter, we are pleased to announce that we reached a new native system peak of 1,787 megawatts on June 22, 2015. This represents a 1.2% increase over our previous peak of 1,766 megawatts experienced in 2014 and is consistent with our continued growth in the average number of total customers served of 1.4% in 2015," said Tom Shockley, Chief Executive Officer. "As anticipated, regulatory lag has adversely impacted earnings due to the Montana Power Station Units 1 and 2 and other assets being placed into service in the first quarter. Our operating expenses increased without corresponding increases in our rates. As we previously commented, we filed for an increase in base rates for our New Mexico service territory on May 11, 2015. We also plan to file for a base rate increase in our Texas territory in early August 2015; and we expect new rates to become effective early in the second quarter of 2016 in both jurisdictions.”

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2015 net income relative to 2014 net income:

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
June 30, 2014		$30,096	$0.75		$34,711	$0.86
Changes in:
O&M at fossil-fuel generating plants	$(4,171)	(2,711)	(0.07)	$(4,280)	(2,782)	(0.07)
Allowance for funds used during construction	(1,769)	(1,567)	(0.04)	537	411	0.01
Palo Verde performance rewards, net	(2,143)	(1,415)	(0.04)	(2,143)	(1,415)	(0.04)
Depreciation and amortization	(2,052)	(1,333)	(0.03)	(3,049)	(1,981)	(0.05)
Retail non-fuel base revenues	(1,899)	(1,234)	(0.03)	(1,181)	(768)	(0.02)
Interest on long-term debt	(1,888)	(1,227)	(0.03)	(3,792)	(2,465)	(0.06)
Deregulated Palo Verde Unit 3	(1,672)	(1,086)	(0.03)	(2,953)	(1,919)	(0.05)
Palo Verde operation and maintenance	2,358	1,533	0.04	1,866	1,212	0.03
Other		16	—		(474)	—
June 30, 2015		$21,072	$0.52		$24,530	$0.61
Regulatory Lag
The completion of Montana Power Station ("MPS") Units 1 & 2 (including common plant, transmission lines and substation) and the Eastside Operations Center ("EOC") are having a negative impact on the Company's 2015 financial results relative to 2014 due to regulatory lag associated with the placement in service of these assets without a corresponding increase in revenues. The primary impact from these assets being placed in service include a reduction in amounts capitalized for allowance for funds used during construction ("AFUDC"), and increases in depreciation, operation and maintenance expense, property taxes and interest cost.
Second Quarter 2015
Income for the quarter ended June 30, 2015, when compared to the same period last year, was negatively affected by:

•
Increased operation and maintenance expense related to our fossil-fuel generating plants, primarily due to an increased level of maintenance activity at the Newman and Four Corners plants; and operation and maintenance expense at MPS in 2015, with no comparable expense during the same period last year.

•	Decreased AFUDC due to lower balances of construction work in progress (“CWIP”), primarily due to MPS Units 1 & 2, and the EOC being placed in service during the first quarter of 2015.

•
Recognition of Palo Verde performance rewards associated with the 2009 to 2012 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 41852 recorded in June 2014 with no comparable amount in the current period.

•	Increased depreciation and amortization related to an increase in depreciable plant, primarily due to MPS Units 1 & 2, and the EOC being placed in service during the first quarter of 2015.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•
Decreased retail non-fuel base revenues, primarily due to (i) decreased revenues from sales to public authorities due to a 3.5% decrease in kWh sales and a military installation moving a portion of their load to an interruptible rate, and (ii) decreased revenues from our residential customers reflecting lower per customer energy usage primarily due to milder weather during the quarter compared to the same period in 2014, partially offset by a 1.3% increase in the average number of residential customers.

•	Increased interest on long-term debt due to the interest accrued on the $150 million senior notes issued in December 2014.

•
Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 13.3% decrease in proxy market prices reflecting a decline in the price of natural gas and a 36.9% decrease in generation due in part to a Unit 3 planned 2015 spring refueling outage that was completed in May 2015 with no comparable outage in 2014.

Income for the quarter ended June 30, 2015, when compared to the same period last year, was positively affected by decreased Palo Verde operation and maintenance expense in the second quarter of 2015.
Year to Date
Income for the six months ended June 30, 2015, when compared to the same period last year, was negatively affected by:

•
Increased operation and maintenance expense related to our fossil-fuel generating plants, primarily due to an increased level of maintenance activity at the Newman and Four Corners plants; and operation and maintenance expense at MPS in 2015, with no comparable expense during the same period last year.

•	Increased interest on long-term debt due to the interest accrued on the $150 million senior notes issued in December 2014.

•	Increased depreciation and amortization related to an increase in depreciable plant, primarily due to MPS Units 1 & 2 and the EOC being placed in service during the first quarter of 2015.

•
Decreased deregulated Palo Verde Unit 3 revenues, primarily due to a 26.1% decrease in proxy market prices, reflecting a decline in the price of natural gas and an 18.8% decrease in generation due primarily to a Unit 3 planned spring refueling outage that was completed in May 2015 with no comparable outage in 2014.

•
Recognition of Palo Verde performance rewards associated with the 2009 to 2012 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 41852 recorded in June 2014 with no comparable amount in the current period.

•
Decreased retail non-fuel base revenues, primarily due to decreased revenues of $2.0 million from sales to public authorities due to a 1.9% decrease in kWh sales and a military installation moving a portion of their load to an interruptible rate, partially offset by a $0.9 million increase in non-fuel base revenues from our residential customers reflecting a 1.3% increase in the average number of residential customers served, partially offset by milder weather during 2015.

Income for the six months ended June 30, 2015, when compared to the same period last year, was positively affected by:

•	Decreased Palo Verde operation and maintenance expenses in the second quarter of 2015.

•
Increased amounts of AFUDC capitalized due to higher balances of construction work in process that existed prior to MPS Units 1 and 2, and the EOC being placed in service during the first quarter of 2015.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Retail Non-fuel Base Revenues
Retail non-fuel base revenues decreased $1.9 million, pre-tax, or 1.3% in the second quarter of 2015 compared to the same period in 2014, despite total customer growth of 1.4%. This decrease includes a $1.6 million decrease from sales to public authorities reflecting a military installation moving a portion of their load to an interruptible rate as well as a 3.5% decrease in kWh sales reflecting energy savings from energy conservation and efficiency programs and the use of solar distributed generation at military installations. Retail non-fuel base revenues from residential customers decreased $0.4 million due to a 1.4% decrease in kWh sales reflecting milder weather during the quarter compared to the same period in 2014, despite a 1.3% increase in the average number of residential customers. Cooling degree days decreased 15.2% for the second quarter of 2015, compared to the same quarter last year, and were 11.5% below the 10-year average. Non-fuel base revenues and kWh sales are provided by customer class on page 10 of this release.

For the six months ended June 30, 2015, retail non-fuel base revenues decreased $1.2 million, or 0.5% compared to the same period in 2014. This decrease includes a $2.0 million decrease from sales to public authorities reflecting a military installation moving a portion of their load to an interruptible rate as well as a 1.9% decrease in kWh sales reflecting energy savings from energy conservation and efficiency programs and the use of solar distributed generation at military installations. Retail non-fuel base revenues from residential customers increased $0.9 million due to a 1.3% increase in the average number of customers served, partially offset by milder weather during 2015. Non-fuel base revenues and kWh sales are provided by customer class on page 12 of this release.
Commercial Operation of Montana Power Station Units 1 and 2
During March 2015, the Company placed into commercial operation the first two generating units at MPS and the related common facilities and transmission systems at a cost of approximately $227.2 million. The two state-of-the-art 88-MW simple cycle aero-derivative combustion turbines are powered by natural gas and have quick start capabilities which allow the units to go from off-line to full output in less than 10 minutes, thus increasing overall power grid stability, and work in concert with our renewable energy sources. These two units will generate enough energy to power more than 80,000 homes.

Quarterly Cash Dividend
On May 28, 2015, the Board of Directors approved an increase to the quarterly cash dividend to $0.295 per share of common stock from our previous quarterly rate of $0.28 per share. This represents an increase in the annualized cash dividend from $1.12 to $1.18 per share. The dividend increase commenced with the June 30, 2015 payment. On July 23, 2015, the Board of Directors declared a quarterly cash dividend of $0.295 per share payable on September 30, 2015 to shareholders of record as of September 16, 2015.
Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 43.5% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt, and short-term borrowings under the revolving credit facility). At June 30, 2015, we had a balance of $10.4 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, and available borrowings under our Revolving Credit Facility ("RCF") to meet all of our anticipated cash requirements for the next 12 months including the $15 million maturity of our Series A 3.67% Senior Notes (due August 2015). We may also issue long-term debt in the capital markets in late 2015 or early 2016 to finance capital requirements.
Cash flows from operations for the six months ended June 30, 2015 were $60.4 million, compared to $57.0 million in the corresponding period in 2014. A component of cash flows from operations is the change in net over-

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the six months ended June 30, 2015, the Company had a fuel over-recovery of $10.8 million compared to an under-recovery of fuel costs of $13.4 million during the six months ended June 30, 2014. At June 30, 2015, we had a net fuel over-recovery balance of $1.5 million, including $1.1 million in Texas and $0.4 million in New Mexico. On April 15, 2015, we filed a request to lower our Texas fixed fuel factor by approximately 24% to reflect a change in fuel costs primarily related to a reduction in natural gas prices. This decrease was effective with May 2015 billings.
During the six months ended June 30, 2015, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric utility plant were $147.0 million for the six months ended June 30, 2015 and $106.0 million for the six months ended June 30, 2014. Capital expenditures for 2015 are expected to be $276.3 million. Capital requirements for purchases of nuclear fuel were $22.4 million for the six months ended June 30, 2015 and $17.7 million for the six months ended June 30, 2014.
On June 30, 2015, we paid a quarterly cash dividend of $0.295 per share, or $11.9 million to shareholders of record on June 16, 2015. We paid a total of $23.2 million in cash dividends during the six months ended June 30, 2015. At the current dividend rate, we expect to pay cash dividends of approximately $47.1 million during 2015.
No shares of common stock were repurchased during the six months ended June 30, 2015. As of June 30, 2015, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust (the "RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The aggregate unsecured borrowing available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by the RGRT was $128.1 million at June 30, 2015, of which $18.1 million had been borrowed under the RCF, and $110.0 million was borrowed through senior notes. Borrowings by the RGRT for nuclear fuel were $126.8 million as of June 30, 2014, of which $16.8 million had been borrowed under the RCF and $110.0 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At June 30, 2015, $110.0 million was outstanding under the RCF for working capital and general corporate purposes. At June 30, 2014, $81.0 million was outstanding under the RCF for working capital and general corporate purposes.

2015 Earnings Guidance
We are adjusting our earnings guidance for 2015 to a range of $1.75 to $2.05 per basic share from the previous range of $1.75 to 2.15.
Conference Call
A conference call to discuss second quarter 2015 financial results is scheduled for 10:30 A.M. Eastern Time, on August 5, 2015. The dial-in number is 888-503-8169 with a conference ID number of 3216276. The international

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

dial-in number is 719-325-2454. The conference leader will be Lisa Budtke, Assistant Treasurer. A replay will run through August 19, 2015 with a dial-in number of 888-203-1112 and a conference ID number of 3216276. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xiii) possible physical or cyber attacks, intrusions or other catastrophic events; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

Investor Relations
Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended June 30, 2015 and 2014
(In thousands except for per share data)
(Unaudited)

	2015	2014	Variance

Operating revenues, net of energy expenses:
Base revenues	$149,171	$151,061	$(1,890)	(a)
Deregulated Palo Verde Unit 3 revenues	1,879	3,551	(1,672)
Palo Verde performance rewards, net	—	2,220	(2,220)
Other	6,903	7,169	(266)
Operating Revenues Net of Energy Expenses	157,953	164,001	(6,048)

Other operating expenses:
Other operations and maintenance	53,675	50,034	3,641
Palo Verde operations and maintenance	23,838	26,196	(2,358)
Taxes other than income taxes	15,433	15,557	(124)
Other income	634	1,914	(1,280)
Earnings Before Interest, Taxes, Depreciation and Amortization	65,641	74,128	(8,487)	(b)

Depreciation and amortization	23,135	21,083	2,052
Interest on long-term debt	16,495	14,607	1,888
AFUDC and capitalized interest	4,920	6,709	(1,789)
Other interest expense	354	288	66
Income Before Income Taxes	30,577	44,859	(14,282)

Income tax expense	9,505	14,763	(5,258)

Net Income	$21,072	$30,096	$(9,024)

Basic Earnings per Share	$0.52	$0.75	$(0.23)

Diluted Earnings per Share	$0.52	$0.75	$(0.23)

Dividends declared per share of common stock	$0.295	$0.28	$0.015

Weighted average number of shares outstanding	40,270	40,181	89

Weighted average number of shares and dilutive
potential shares outstanding	40,303	40,212	91

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.4 million and $17.1 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Statements of Operations
Six Months Ended June 30, 2015 and 2014
(In thousands except for per share data)
(Unaudited)

	2015	2014	Variance

Operating revenues, net of energy expenses:
Base revenues	$254,028	$255,208	$(1,180)	(a)
Deregulated Palo Verde Unit 3 revenues	5,006	7,959	(2,953)
Palo Verde performance rewards, net	—	2,220	(2,220)
Other	13,761	14,629	(868)
Operating Revenues Net of Energy Expenses	272,795	280,016	(7,221)

Other operating expenses:
Other operations and maintenance	102,986	99,098	3,888
Palo Verde operations and maintenance	45,686	47,552	(1,866)
Taxes other than income taxes	29,591	30,919	(1,328)
Other income	5,577	7,253	(1,676)
Earnings Before Interest, Taxes, Depreciation and Amortization	100,109	109,700	(9,591)	(b)

Depreciation and amortization	44,700	41,651	3,049
Interest on long-term debt	32,978	29,186	3,792
AFUDC and capitalized interest	13,105	12,545	560
Other interest expense	517	461	56
Income Before Income Taxes	35,019	50,947	(15,928)

Income tax expense	10,489	16,236	(5,747)

Net Income	$24,530	$34,711	$(10,181)

Basic Earnings per Share	$0.61	$0.86	$(0.25)

Diluted Earnings per Share	$0.61	$0.86	$(0.25)

Dividends declared per share of common stock	$0.575	$0.545	$0.030

Weighted average number of shares outstanding	40,257	40,165	92

Weighted average number of shares and dilutive
potential shares outstanding	40,285	40,181	104

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $32.6 million and $33.2 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Six Months Ended June 30, 2015 and 2014
(In thousands and Unaudited)

	2015	2014
Cash flows from operating activities:
Net income	$24,530	$34,711
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	44,700	41,651
Amortization of nuclear fuel	21,379	21,877
Deferred income taxes, net	8,789	15,141
Net gains on sale of decommissioning trust funds	(3,563)	(2,967)
Other	2,588	631
Change in:
Accounts receivable	(20,782)	(33,585)
Net over-collection (under-collection) of fuel revenues	10,833	(13,369)
Accounts payable	(15,528)	1,983
Other	(12,571)	(9,102)
Net cash provided by operating activities	60,375	56,971

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(147,040)	(105,999)
Cash additions to nuclear fuel	(22,424)	(17,690)
Decommissioning trust funds	(3,871)	(4,550)
Other	(6,480)	(2,151)
Net cash used for investing activities	(179,815)	(130,390)

Cash flows from financing activities:
Dividends paid	(23,220)	(21,969)
Borrowings under the revolving credit facility, net	113,540	83,420
Other	(1,020)	(928)
Net cash provided by financing activities	89,300	60,523

Net decrease in cash and cash equivalents	(30,140)	(12,896)

Cash and cash equivalents at beginning of period	40,504	25,592

Cash and cash equivalents at end of period	$10,364	$12,696

El Paso Electric Company
Quarter Ended June 30, 2015 and 2014
Sales and Revenues Statistics

				Increase (Decrease)
		2015	2014	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	640,940	650,003	(9,063)	(1.4)%
	Commercial and industrial, small	626,968	620,630	6,338	1.0%
	Commercial and industrial, large	278,822	292,113	(13,291)	(4.5)%
	Public authorities	419,882	434,930	(15,048)	(3.5)%
	Total retail sales	1,966,612	1,997,676	(31,064)	(1.6)%
	Wholesale:
	Sales for resale	20,504	20,328	176	0.9%
	Off-system sales	517,752	565,853	(48,101)	(8.5)%
	Total wholesale sales	538,256	586,181	(47,925)	(8.2)%
	Total kWh sales	2,504,868	2,583,857	(78,989)	(3.1)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$59,422	$59,828	$(406)	(0.7)%
	Commercial and industrial, small	53,864	53,675	189	0.4%
	Commercial and industrial, large	9,879	9,963	(84)	(0.8)%
	Public authorities	25,317	26,915	(1,598)	(5.9)%
	Total retail non-fuel base revenues	148,482	150,381	(1,899)	(1.3)%
	Wholesale:
	Sales for resale	689	680	9	1.3%
	Total non-fuel base revenues	149,171	151,061	(1,890)	(1.3)%
	Fuel revenues:
	Recovered from customers during the period	28,949	40,529	(11,580)	(28.6)%
	Under collection of fuel (a)	4,855	15,369	(10,514)	(68.4)%
	New Mexico fuel in base rates	16,437	17,132	(695)	(4.1)%
	Total fuel revenues (b)	50,241	73,030	(22,789)	(31.2)%
	Off-system sales:
	Fuel cost	10,419	18,000	(7,581)	(42.1)%
	Shared margins	2,316	2,645	(329)	(12.4)%
	Retained margins	164	322	(158)	(49.1)%
	Total off-system sales	12,899	20,967	(8,068)	(38.5)%
	Other (c)	7,197	6,743	454	6.7%
	Total operating revenues	$219,508	$251,801	$(32,293)	(12.8)%

(a)	2014 includes $2.2 million related to Palo Verde performance rewards, net.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $1.9 million and $3.6 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended June 30, 2015 and 2014
Other Statistical Data

			Increase (Decrease)
	2015	2014	Amount	Percentage

Average number of retail customers: (a)
Residential	356,495	352,035	4,460	1.3%
Commercial and industrial, small	40,213	39,482	731	1.9%
Commercial and industrial, large	50	49	1	2.0%
Public authorities	5,273	5,108	165	3.2%
Total	402,031	396,674	5,357	1.4%

Number of retail customers (end of period): (a)
Residential	356,932	352,340	4,592	1.3%
Commercial and industrial, small	40,356	39,557	799	2.0%
Commercial and industrial, large	49	49	—	—%
Public authorities	5,298	5,079	219	4.3%
Total	402,635	397,025	5,610	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	53	84	66
Cooling degree days	929	1,095	1,050

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2015	2014	Amount	Percentage

Palo Verde	1,203,902	1,191,898	12,004	1.0%
Four Corners	173,427	137,988	35,439	25.7%
Gas plants	1,025,980	1,027,544	(1,564)	(0.2)%
Total generation	2,403,309	2,357,430	45,879	1.9%
Purchased power:
Photovoltaic	87,655	79,385	8,270	10.4%
Other	164,194	320,130	(155,936)	(48.7)%
Total purchased power	251,849	399,515	(147,666)	(37.0)%
Total available energy	2,655,158	2,756,945	(101,787)	(3.7)%
Line losses and Company use	150,290	173,088	(22,798)	(13.2)%
Total kWh sold	2,504,868	2,583,857	(78,989)	(3.1)%

	Palo Verde capacity factor	88.6%	87.8%	0.8%

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Six Months Ended June 30, 2015 and 2014
Sales and Revenues Statistics

				Increase (Decrease)
		2015	2014	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,202,593	1,193,033	9,560	0.8%
	Commercial and industrial, small	1,117,034	1,114,549	2,485	0.2%
	Commercial and industrial, large	531,942	518,665	13,277	2.6%
	Public authorities	762,975	777,958	(14,983)	(1.9)%
	Total retail sales	3,614,544	3,604,205	10,339	0.3%
	Wholesale:
	Sales for resale	32,449	32,720	(271)	(0.8)%
	Off-system sales	1,201,281	1,262,867	(61,586)	(4.9)%
	Total wholesale sales	1,233,730	1,295,587	(61,857)	(4.8)%
	Total kWh sales	4,848,274	4,899,792	(51,518)	(1.1)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$106,362	$105,422	$940	0.9%
	Commercial and industrial, small	85,834	85,796	38	—%
	Commercial and industrial, large	18,128	18,291	(163)	(0.9)%
	Public authorities	42,575	44,571	(1,996)	(4.5)%
	Total retail non-fuel base revenues	252,899	254,080	(1,181)	(0.5)%
	Wholesale:
	Sales for resale	1,129	1,128	1	0.1%
	Total non-fuel base revenues	254,028	255,208	(1,180)	(0.5)%

	Fuel revenues:
	Recovered from customers during the period	63,371	71,702	(8,331)	(11.6)%
	Under (over) collection of fuel (a)	(10,832)	13,359	(24,191)	—%
	New Mexico fuel in base rates	32,550	33,227	(677)	(2.0)%
	Total fuel revenues (b)	85,089	118,288	(33,199)	(28.1)%

	Off-system sales:
	Fuel cost	23,284	39,463	(16,179)	(41.0)%
	Shared margins	6,252	9,389	(3,137)	(33.4)%
	Retained margins	520	1,124	(604)	(53.7)%
	Total off-system sales	30,056	49,976	(19,920)	(39.9)%
	Other (c)	14,081	13,845	236	1.7%
	Total operating revenues	$383,254	$437,317	$(54,063)	(12.4)%

(a)	2015 includes a DOE refund related to spent fuel storage of $5.8 million and 2014 includes $2.2 million related to Palo Verde performance rewards, net.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $5.0 million and $8.0 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Six Months Ended June 30, 2015 and 2014
Other Statistical Data

			Increase (Decrease)
	2015	2014	Amount	Percentage

Average number of retail customers: (a)
Residential	355,625	351,183	4,442	1.3%
Commercial and industrial, small	40,127	39,350	777	2.0%
Commercial and industrial, large	50	50	—	—%
Public authorities	5,245	5,078	167	3.3%
Total	401,047	395,661	5,386	1.4%

Number of retail customers (end of period): (a)
Residential	356,932	352,340	4,592	1.3%
Commercial and industrial, small	40,356	39,557	799	2.0%
Commercial and industrial, large	49	49	—	—%
Public authorities	5,298	5,079	219	4.3%
Total	402,635	397,025	5,610	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	1,206	1,042	1,246
Cooling degree days	963	1,120	1,078

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2015	2014	Amount	Percentage

Palo Verde	2,566,096	2,555,975	10,121	0.4%
Four Corners	310,645	272,224	38,421	14.1%
Gas plants	1,694,555	1,595,288	99,267	6.2%
Total generation	4,571,296	4,423,487	147,809	3.3%
Purchased power:
Photovoltaic	146,714	108,184	38,530	35.6%
Other	405,907	653,448	(247,541)	(37.9)%
Total purchased power	552,621	761,632	(209,011)	(27.4)%
Total available energy	5,123,917	5,185,119	(61,202)	(1.2)%
Line losses and Company use	275,643	285,327	(9,684)	(3.4)%
Total kWh sold	4,848,274	4,899,792	(51,518)	(1.1)%

	Palo Verde capacity factor	95.0%	94.6%	0.4%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At June 30, 2015 and 2014
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2015	2014

Cash and cash equivalents	$10,364	$12,696

Common stock equity	$984,678	$973,828
Long-term debt	1,134,231	999,665
Total capitalization	$2,118,909	$1,973,493

Current maturities of long-term debt	$15,000	$—

Short-term borrowings under the revolving credit facility	$128,072	$97,772

Number of shares - end of period	40,425,884	40,352,024

Book value per common share	$24.36	$24.13

Common equity ratio (a)	43.5%	47.0%
Debt ratio	56.5%	53.0%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.